Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES, RIGHTS AND LIMITATIONS OF

6.00% CONVERTIBLE PERPETUAL PREFERRED STOCK, SERIES A

OF

REX ENERGY CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, REX ENERGY CORPORATION, a Delaware corporation (hereinafter called the “Corporation”), certifies that, pursuant to authority contained in Article IV of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 141 and Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Corporation has adopted the following resolution on August 15, 2014, creating a series of preferred stock, par value $0.001 per share, of the Corporation designated as 6.00% Convertible Perpetual Preferred Stock, Series A, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of preferred stock, par value $0.001 per share, of the Corporation be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other special rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount; Ranking. (a) There shall be created from the 100,000 shares of preferred stock, par value $0.001 per share, of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “6.00% Convertible Perpetual Preferred Stock, Series A,” par value $0.001 per share (the “Series A Convertible Preferred Stock”), and the authorized number of shares of Series A Convertible Preferred Stock shall be 16,100.

(b) The Series A Convertible Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, ranks: (i) senior to all Junior Stock; (ii) on a parity with any Parity Stock; and (iii) junior to all Senior Stock, in each case as provided more fully herein.

2. Definitions. As used in this resolution, the following words and phrases shall have the respective meanings set forth in this Section 2:

“Additional Shares” shall have the meaning set forth in Section 8(a).

“Agent Members” shall have the meaning set forth in Section 13(a)(ii).

“Board of Directors” means the Corporation’s board of directors or a duly authorized committee thereof.

“Business Day” means each day other than a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Certificated Preferred Stock” shall have the meaning set forth in Section 13(a)(iii).

“Clause A Distribution” shall have the meaning set forth in Section 6(e)(iii).

“Clause B Distribution” shall have the meaning set forth in Section 6(e)(iii).

“Clause C Distribution” shall have the meaning set forth in Section 6(e)(iii).

“close of business” means 5:00 p.m. (New York City time).

“Closing Sale Price” of the Corporation’s Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the NASDAQ Global Select Market or, if the Corporation’s Common Stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Corporation’s Common Stock is listed or, if the Corporation’s Common Stock is not listed on a U.S. national or regional securities exchange, on the principal other market on which the Corporation’s Common Stock is then traded. If the Corporation’s Common Stock is not so listed, the Closing Sale Price will be an amount determined in good faith by the Board of Directors to be the fair value of the Corporation’s Common Stock.

“Conversion Date” means, with respect to any shares of Series A Convertible Preferred Stock, the date on which the holder of such shares complies with the relevant procedures for conversion of such shares as set forth in Section 6(c).

“Conversion Price” shall mean, at any time, the amount determined by dividing the Liquidation Preference by the Conversion Rate at such time.

“Conversion Rate” means 555.56 shares of the Corporation’s Common Stock per share of Series A Convertible Preferred Stock, subject to adjustment as set forth in Section 6(e).

“Daily VWAP” means, with respect to the Corporations’ Common Stock on any Trading Day, the per share volume-weighted average price of the Corporation’s Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page REXX <EQUITY> VAP (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day (or if such volume-weighted average price is unavailable on any such day, the Closing Sale Price shall be used for such day). Daily VWAP shall be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Distributed Property” shall have the meaning set forth in Section 6(e)(iii).

“Dividend Agent” shall have the meaning set forth in Section 4(c).

“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year, commencing November 15, 2014.

“Dividend Period” means the period commencing on, and including, a Dividend Payment Date and ending on, and including, the day immediately preceding the next succeeding Dividend Payment Date, with the exception that the first Dividend Period shall commence on, and include, the Original Issue Date and end on and include November 14, 2014.

“Dividend Rate” means the rate per annum of 6.00% per share of Series A Convertible Preferred Stock on the Liquidation Preference thereof, subject to adjustments for stock splits, contributions, reclassifications or other, similar events.

“Dividend Record Date” means, with respect to the dividends payable on each Dividend Payment Date, the immediately preceding February 1, May 1, August 1 and November 1, respectively.

“DTC” means The Depository Trust Company.

“Effective Date” means, with respect to any share split or share combination, the first date on which the shares of the Corporation’s Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting such share split or share combination, as applicable.

“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution, the first date on which the shares of the Corporation’s Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution from the Corporation or, if applicable, from the seller of the Corporation’s Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” shall have the meaning set forth in Section 7(a).

“Fundamental Change” means the occurrence of any of the following:

(i) the Corporation consolidates with or merges with or into, another Person, or any Person consolidates with or merges with or into, the Corporation;

(ii) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis) to any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act);

(iii) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Corporation;

(iv) the acquisition, directly or indirectly, by any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Corporation’s voting shares;

(v) during any period of two consecutive years, individuals who at the beginning of such period comprised the Board of Directors (together with any new directors whose appointment by such Board of Directors or whose nomination for election by the Corporation’s shareholders was approved by a vote of 66 2/3% of the Corporation’s directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

(vi) the Corporation’s Common Stock ceases to be Publicly Traded Common Stock;

provided, however, that a Fundamental Change shall not be deemed to have occurred in the case of a merger or consolidation if at least 90% of the consideration (excluding cash payments for fractional shares and cash payments pursuant to dissenters’ appraisal rights) in the merger or consolidation consists of common stock of a company incorporated or organized under the laws of the U.S. or any political subdivision thereof that is Publicly Traded Common Stock (or which will be when issued or exchanged in connection with such transaction) and such Publicly Traded Common Stock becomes the Reference Property for the Series A Convertible Preferred Stock. Solely for purposes of clause (v) above, the phrase “or any duly authorized committee thereof” in the definition of “Board of Directors” shall be disregarded. For the avoidance of doubt, in connection with any merger or consolidation described in the proviso in the second immediately preceding sentence in which (x) the Corporation is not the surviving entity and (y) the Board of Directors of the Corporation approves such merger or consolidation, for purposes of clause (v) above, the Board of Directors immediately prior to the consummation of such merger or consolidation shall be deemed to have approved by a vote of 66 2/3% the directors of such surviving entity.

“Fundamental Change Conversion Period” shall have the meaning set forth in Section 7(a).

“Fundamental Change Effective Date” means, with respect to the occurrence of any Fundamental Change, the effective date of such Fundamental Change.

“Fundamental Change Notice” shall have the meaning set forth in Section 7(c).

“Fundamental Change Stock Price” means, with respect to a Fundamental Change, (i) if holders of the Corporation’s Common Stock receive only cash in the Fundamental Change transaction, the cash amount paid per share of the Corporation’s Common Stock or (ii) if not, the average of the Closing Sale Prices of the Corporation’s Common Stock on each of the 10 consecutive Trading Days prior to, but not including, the Fundamental Change Effective Date.

“Global Preferred Stock” shall have the meaning set forth in Section 13(a)(i).

“Original Issue Date” means August 18, 2014.

“Junior Stock” means all classes of the Corporation’s Common Stock and any other class of capital stock or series of preferred stock of the Corporation established after the Original Issue Date, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Last Reported Sale Price” means, with respect to the Corporation’s Common Stock or any other security on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the NASDAQ Global Select Market, or if the Corporation’s Common Stock or such other security is not then listed on the NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Corporation’s Common Stock or such other security is then listed. If the Corporation’s Common Stock or such other security is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” will be the average of the last quoted bid and ask prices for the Corporation’s Common Stock or such other security in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Corporation’s Common Stock or such other security is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and ask prices for the Corporation’s Common Stock or such other security on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Liquidation Preference” means, with respect to each share of Series A Convertible Preferred Stock, $10,000.00 per share.

“Make-Whole Premium” shall have the meaning set forth in Section 8(a).

“Mandatory Conversion” shall have the meaning set forth in Section 9(a).

“Mandatory Conversion Date” shall have the meaning set forth in Section 9(b).

“Market Disruption Event” means (i) a failure by the NASDAQ Global Select Market or, if the Corporation’s Common Stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Corporation’s Common Stock is listed, to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Corporation’s Common Stock of an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Corporation’s Common Stock or in any options contracts or future contracts relating to the Corporation’s Common Stock.

“Officer” means, with respect to the Corporation, the President, the Chief Executive Officer, the Treasurer, the Secretary, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“open of business” means 9:00 a.m. (New York City time).

“Parity Stock” means any class of capital stock or series of preferred stock of the Corporation established after the Original Issue Date, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Person” means an individual, a Corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Publicly Traded Common Stock” means shares of common stock that are listed on the New York Stock Exchange, NYSE MKT, NASDAQ Global Select Market or NASDAQ Global Market.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Corporation’s Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Corporation’s Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Corporation’s Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

“Reference Property” shall have the meaning set forth in Section 6(k).

“Reorganization Event” shall have the meaning set forth in Section 6(k).

“Scheduled Trading Day” means any day that is scheduled to be a Trading Day. If the Corporation’s Common Stock is not listed for trading or quotation on or by any exchange or quotation system, “Scheduled Trading Day” shall mean a Business Day.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Stock” means any class of capital stock or series of preferred stock of the Corporation established after the Original Issue Date, the terms of which expressly provide that such class or series shall rank senior to the Series A Convertible Preferred Stock as to dividend rights or rights upon the Corporation’s liquidation, winding-up or dissolution.

“Spin-Off” shall have the meaning set forth in Section 6(e)(iii).

“Tender Expiration Date” shall have the meaning set forth in Section 6(e)(v).

“Trading Day” means a day during which (i) trading in securities generally occurs on the NASDAQ Global Select Market or, if the Corporation’s Common Stock is not listed on the NASDAQ Global Select Market, the principal U.S. national or regional securities exchange on which the Corporation’s Common Stock is then listed or, if the Corporation’s Common Stock is not so listed, admitted for trading or quoted, any Business Day and (ii) there is no Market Disruption Event; provided, however, that a “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Transfer Agent” means the Computershare Trust Company, N.A. and Computershare Inc. until a successor replaces them and, thereafter, means the successor.

“Trigger Event” shall have the meaning set forth in Section 6(e)(iii).

“U.S.” means United States of America.

“Valuation Period” shall have the meaning set forth in Section 6(e)(iii).

“Voting Group” shall have the meaning set forth in Section 12(b).

3. Dividends.

(a) Holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for payment, cumulative dividends at the Dividend Rate, payable in cash, by delivery of shares of the Corporation’s Common Stock or through any combination of cash and shares of the Corporation’s Common Stock at the Corporation’s election, as provided pursuant to Section 4. Dividends on the Series A Convertible Preferred Stock shall be payable quarterly on each Dividend Payment Date at the Dividend Rate, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the Original Issue Date, whether or not in any Dividend Period(s) there have been funds legally available for the payment of such dividends. Dividends shall be payable to holders of record as they appear on the Corporation’s stock register on the immediately preceding Dividend Record Date (if such dividend has been declared). Accumulations of dividends on shares of Series A Convertible Preferred Stock do not bear interest. Dividends payable on the Series A Convertible Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

(b) No dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A Convertible Preferred Stock with respect to any Dividend Period unless all dividends for all preceding Dividend Periods have been declared and paid, or declared and a sufficient sum or number of shares of the Corporation’s Common Stock have been set apart for the payment of such dividend, upon all outstanding shares of Series A Convertible Preferred Stock.

(c) Unless all accrued, accumulated and unpaid dividends on the Series A Convertible Preferred Stock for all past Dividend Periods shall have been paid in full, the Corporation shall not:

(i) declare or pay any dividend or make any distribution of assets on any Junior Stock, other than dividends or distributions in the form of Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

(ii) redeem, purchase or otherwise acquire any shares of Junior Stock or pay or make any monies available for a sinking fund for such shares of Junior Stock, other than (i) upon conversion or exchange for other Junior Stock or (ii) the purchase of fractional interests in shares of any Junior Stock pursuant to the conversion or exchange provisions of such shares of Junior Stock;

(iii) declare or pay any dividend or make any distribution of assets on any shares of Parity Stock, other than dividends or distributions in the form of Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

(iv) redeem, purchase or otherwise acquire any shares of Parity Stock, except upon conversion into or exchange for other Parity Stock or Junior Stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

(d) When dividends are not paid in full upon the shares of Series A Convertible Preferred Stock, as described above, all dividends declared on the Series A Convertible Preferred Stock and any other Parity Stock shall be paid either (i) pro rata so that the amount of dividends so declared on the shares of Series A Convertible Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Series A Convertible Preferred Stock and such class or series of Parity Stock bear to each other or (ii) on another basis that is at least as favorable to the holders of the Series A Convertible Preferred Stock entitled to receive such dividends.

(e) Holders of shares of Series A Convertible Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payment on such shares on the corresponding Dividend Payment Date (if such dividend has been declared) notwithstanding the conversion of such shares following such Dividend Record Date or the Corporation’s default in payment of the dividend due on such Dividend Payment Date. However, notwithstanding the foregoing, shares of Series A Convertible Preferred Stock surrendered for conversion during the period between the close of business on any Dividend Record Date and the open of business on the corresponding Dividend Payment Date must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date (if such dividend has been declared); provided that no such payment is required in respect of a Mandatory Conversion during such period or if the last Business Day of the Fundamental Change Conversion Period occurs during such period.

4. Method of Payment of Dividends.

(a) The Corporation shall pay any dividend on the Series A Convertible Preferred Stock (whether or not for a current Dividend Period or any prior Dividend Period, and including in connection with the payment of accrued, accumulated and unpaid dividends upon conversion of the Series A Convertible Preferred Stock pursuant to, and subject to the conditions set forth in, Section 6, Section 7 or Section 9 of this Certificate of Designations), either: (i) in cash; (ii) by delivery of shares of the Corporation’s Common Stock; or (iii) through any combination of cash and shares of the Corporation’s Common Stock at the Corporation’s election.

(b) If the Corporation makes any payment of dividends on the Series A Convertible Preferred Stock in shares of the Corporation’s Common Stock, such shares of the Corporation’s Common Stock shall be valued for such purpose, in the case of any dividend payment, at 95% of the average of the Daily VWAP of the Corporation’s Common Stock on each of the 10 consecutive Trading Days ending on the second Trading Day immediately preceding:

(i) in the case of a Dividend Payment Date (other than as described below), such Dividend Payment Date;

(ii) in the case of a conversion during a Fundamental Change Conversion Period, the effective date of the relevant Fundamental Change;

(iii) in the case of a conversion at the option of the holder (other than during a Fundamental Change Conversion Period), the Conversion Date; or

(iv) in the case of a Mandatory Conversion, the Mandatory Conversion Date.

The Corporation shall give the holders of the Series A Convertible Preferred Stock notice of the payment method in respect of any dividend at least five days prior to the first Scheduled Trading Day of such 10 Trading Day period or, in the case of a conversion at the option of the holder (other than during a Fundamental Change Conversion Period), on the first Business Day immediately following the Conversion Date.

(c) If the Corporation elects to pay all or a portion of a dividend on the Series A Convertible Preferred Stock in the form of shares of the Corporation’s Common Stock, the Corporation shall deliver such shares of Common Stock to the Transfer Agent or another agent (in such capacity, the “Dividend Agent”) on behalf of the holders of the Series A Convertible Preferred Stock and shall instruct the Dividend Agent to deliver such shares to or for the account of the holders less any shares required to be withheld on account of taxes or other governmental charges. In order to satisfy any obligation to withhold taxes arising from any payment of a dividend or deemed dividend with respect to the Series A Convertible Preferred Stock, the Corporation and the Dividend Agent shall be authorized to make any deductions required by law, and pay to any taxing authority any amount necessary to satisfy such obligation.

(d) Notwithstanding anything to the contrary in this Section 4, the Corporation may not pay any portion of a dividend on the Series A Convertible Preferred Stock by delivery of shares of the Corporation’s Common Stock unless the Common Stock to be delivered as payment therefor is freely transferable by the recipient without further action on its behalf, other than by reason of the fact that such recipient is an affiliate of the Corporation.

(e) In lieu of issuing fractional shares of the Corporation’s Common Stock, the Corporation will pay a cash amount to each holder of Series A Convertible Preferred Stock entitled to a fraction of a share of the Corporation’s Common Stock (valued at the Closing Sale Price on the second Trading Day immediately preceding the Dividend Payment Date or, in the case of dividends payable upon conversion, as set forth in Section 11) (x) except in respect of dividends payable upon conversion, equal to the same fraction of the fair value per share of the Corporation’s Common Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors, with notice of any such determination delivered promptly to holders) or (y) in respect of dividends payable upon conversion, determined in the manner set forth in Section 11; provided, however, that the Corporation may round such fractional share up to the next highest whole number of shares in lieu of making such cash payment.

5. Liquidation Preference. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, each holder of Series A Convertible Preferred Stock shall be entitled to receive and to be paid out of the Corporation’s assets available for distribution to the Corporation’s shareholders, before any payment or distribution is made to holders of Junior Stock, the Liquidation Preference per share of the Series A Convertible Preferred Stock held by such holder, plus accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution. If, upon the Corporation’s voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the Liquidation Preference of the Series A Convertible Preferred Stock and any Parity Stock are not paid in full, the holders of the Series A Convertible Preferred Stock and the Parity Stock shall share equally and ratably in any distribution of the Corporation’s assets available for distribution to the Corporation’s shareholders in proportion to the full liquidation preference and accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of the Series A Convertible Preferred Stock shall have no right or claim to any of the Corporation’s remaining assets. For purposes of this Section 5, neither the sale of all or substantially all of the Corporation’s assets or business (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation.

6. Conversion at the Option of the Holder; Anti-Dilution Adjustments.

(a) Other than during a Fundamental Change Conversion Period, each holder of the Series A Convertible Preferred Stock shall have the right, at any time, at such holder’s option, to convert, subject to the terms and provisions of this Section 6, any or all of such holder’s shares of Series A Convertible Preferred Stock into fully paid and nonassessable shares of the Corporation’s Common Stock at the then-applicable Conversion Rate.

(b) In addition to the number of shares of the Corporation’s Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on the relevant Conversion Date, each converting holder shall have the right to receive, in accordance with the provisions of Sections 3 and 4, an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to the Conversion Date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends will be paid in cash, shares of the Corporation’s Common Stock or a combination thereof, in accordance with the provisions, including the provisions setting forth the method for valuing such Common Stock, set forth in Section 4 hereof. Except as described above and in Section 7, upon any optional conversion of the Series A Convertible Preferred Stock, the Corporation shall make no payment or allowance for unpaid dividends on the Series A Convertible Preferred Stock.

(c) To convert its shares of Series A Convertible Preferred Stock, a holder must:

(i) deliver the certificates (if any) representing the shares of Series A Convertible Preferred Stock to be converted, duly endorsed for transfer with appropriate signature guarantees, to the Transfer Agent;

(ii) deliver a written, irrevocable conversion notice to the Transfer Agent (in the form obtained from the Corporation or the Transfer Agent) that specifies:

(A) that such holder elects to convert shares of Series A Convertible Preferred Stock;

(B) the number of shares of Series A Convertible Preferred Stock to be converted;

(C) that the Series A Convertible Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Convertible Preferred Stock and this Certificate of Designations; and

(D) the name or names (with address or addresses) and amounts, if other than all, in which shares of the Corporation’s Common Stock are to be issued;

(iii) if such Common Stock is to be issued in the name of someone other than such holder, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay funds equal to any dividend payable on the next Dividend Payment Date to which such holder is not entitled (as described in Section 3(e) above).

(d) As of the close of business on the Conversion Date with respect to a conversion, a converting holder of Series A Convertible Preferred Stock shall be deemed to be the holder of record of the shares of the Corporation’s Common Stock issuable upon conversion of such holder’s Series A Convertible Preferred Stock notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such shares of the Corporation’s Common Stock shall not then be actually delivered to such holder; provided, however, that prior to the close of business on the applicable Conversion Date, the shares of the Corporation’s Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall not be deemed to be outstanding for any purpose and such holder shall have no rights with respect to such shares of the Corporation’s Common Stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on such Common Stock, by virtue of holding the Series A Convertible Preferred Stock. The Corporation will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of the Corporation’s Common Stock upon conversion of the Series A Convertible Preferred Stock, unless the tax is due because the holder requests such shares of Common Stock to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

(e) The Conversion Rate shall be adjusted, without duplication, from time to time by the Corporation, upon the occurrence of any of the following events, except that the Corporation shall not make any adjustments to the Conversion Rate if holders of the Series A Convertible Preferred Stock participate (other than in the case of (x) a share split or share combination or (y) a tender offer or exchange offer), at the same time and upon the same terms as holders of the Corporation’s Common Stock and solely as a result of holding the Series A Convertible Preferred Stock, in any of the events described in this Section 6(e), without having to convert their shares of Series A Convertible Preferred Stock as if they held, for each share of Series A Convertible Preferred Stock, a number of shares of the Corporation’s Common Stock equal to the Conversion Rate.

(i) If the Corporation exclusively issues shares of its Common Stock as a dividend or distribution on shares of its Common Stock, or if the Corporation effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date or immediately after the open of business on such Effective Date;

OS0	=	the number of shares of the Corporation’s Common Stock outstanding immediately prior to the close of business on such Record Date or immediately prior to the open of business on such Effective Date; and

OS1	=	the number of shares of the Corporation’s Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this Section 6(e)(i) shall become effective immediately after the close of business on the Record Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 6(e)(i) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If the Corporation issues to all or substantially all holders of its Common Stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Corporation’s Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Corporation’s Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

OS0	=	the number of shares of the Corporation’s Common Stock outstanding immediately prior to the close of business on such Record Date;

X	=	the total number of shares of the Corporation’s Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of the Corporation’s Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Corporation’s Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 6(e)(ii) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the close of business on the Record Date for such issuance. To the extent that shares of the Corporation’s Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Corporation’s Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Record Date for such issuance had not occurred.

For purposes of this Section 6(e)(ii), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Corporation’s Common Stock at less than such average of the Last Reported Sale Prices of the Corporation’s Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of the Corporation’s Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(iii) If the Corporation distributes shares of its capital stock, evidences of its indebtedness, other assets or property or rights, options or warrants to acquire shares of its capital stock or other securities, to all or substantially all holders of the Corporation’s Common Stock, excluding (A) dividends, distributions or issuances as to which an adjustment was effected pursuant to Section 6(e)(i) or Section 6(e)(ii), (B) dividends or distributions paid exclusively in cash as to which an adjustment was effected pursuant to Section 6(e)(iv) and (C) Spin-Offs as to which the provisions set forth below in this Section 6(e)(iii) shall apply (any of such shares of capital stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire capital stock or other securities of the Corporation, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0	=	the average of the Last Reported Sale Prices of the Corporation’s Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the Distributed Property with respect to each outstanding share of the Corporation’s Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 6(e)(iii) above shall become effective immediately after the close of business on the Record Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the Series A Convertible Preferred Stock shall receive per share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of the Corporation’s Common Stock receive the Distributed Property, the amount of Distributed Property such holder would have received if such holder owned a number of shares of the Corporation’s Common Stock equal to the Conversion Rate in effect on the Record Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 6(e)(iii) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Corporation’s Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 6(e)(iii) where there has been a payment of a dividend or other distribution on the Corporation’s Common Stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of the Corporation, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

FMV0	=	the average of the Last Reported Sale Prices of the capital stock or similar equity interest distributed to holders of the Corporation’s Common Stock applicable to one share of the Corporation’s Common Stock over the 10 consecutive Trading Day period beginning on, and including, the Ex-Dividend Date of such Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Corporation’s Common Stock over the Valuation Period.

The adjustment to the Conversion Rate under the preceding paragraph shall be determined on the last Trading Day of the Valuation Period but shall be given effect at the open of business on the Ex-Dividend Date for such Spin-Off; provided that in respect of any conversion of Series A

Convertible Preferred Stock during the Valuation Period, references in the portion of this Section 6(e)(iii) related to Spin-Offs to 10 consecutive Trading Days shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, but excluding, the Conversion Date in determining the Conversion Rate. If such Spin-Off does not occur, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such distribution had not been declared, effective as of the date on which the Board of Directors determines not to consummate such Spin-Off.

For purposes of this Section 6(e)(iii) (and subject in all respects to Section 6(e)(viii)), rights, options or warrants distributed by the Corporation, pursuant to a shareholder rights plan, to all or substantially all holders of shares of its Common Stock entitling them to subscribe for or purchase shares of the Corporation’s capital stock, including its Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Corporation’s Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Corporation’s Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(e)(iii) (and no adjustment to the Conversion Rate under this Section 6(e)(iii) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 6(e)(iii). If any such rights, options or warrants, including any such existing rights, options or warrants distributed prior to the date of this Certificate of Designations, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 6(e)(iii) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (y) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution, Trigger Event or other event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of the Corporation’s Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of the Corporation’s Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued.

For purposes of Section 6(e)(i), Section 6(e)(ii) and this Section 6(e)(iii), any dividend or distribution to which this Section 6(e)(iii) is applicable that also includes one or both of:

(A)	a dividend or distribution of shares of the Corporation’s Common Stock to which Section 6(e)(i) is applicable (the “Clause A Distribution”); or

(B)	a dividend or distribution of rights, options or warrants to which Section 6(e)(ii) is applicable (the “Clause B Distribution”),

then (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 6(e)(iii) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 6(e)(iii) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 6(e)(i) and Section 6(e)(ii) with respect thereto shall then be made, except that, if determined by the Corporation (I) the “Record Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Record Date of the Clause C Distribution and (II) any shares of the Corporation’s Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the close of business on such Record Date or the open of business on such Effective Date” within the meaning of Section 6(e)(i) or “outstanding immediately prior to the close of business on such Record Date” within the meaning of Section 6(e)(ii).

(iv) If the Corporation makes any cash dividend or distribution to all or substantially all holders of the Corporation’s Common Stock, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the close of business on such Record Date;

SP0	=	the Last Reported Sale Price of the Corporation’s Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Corporation distributes to all or substantially all holders of its Common Stock.

Any increase pursuant to this Section 6(e)(iv) shall become effective immediately after the close of business on the Record Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines not to make or pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of the Series A Convertible Preferred Stock shall receive per share of Series A Convertible Preferred Stock, at the same time and upon the same terms as holders of shares of the Corporation’s Common Stock, the amount of cash that such holder would have received if such holder owned a number of shares of the

Corporation’s Common Stock equal to the Conversion Rate on the Record Date for such cash dividend or distribution.

(v) If the Corporation or any of its subsidiaries makes a payment in respect of a tender or exchange offer for the Corporation’s Common Stock, and the cash and value of any other consideration included in the payment per share of the Corporation’s Common Stock exceeds the average of the Last Reported Sale Prices of the Corporation’s Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Tender Expiration Date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Trading Day next succeeding the Tender Expiration Date;

CR1	=	the Conversion Rate in effect immediately after the open of business on the Trading Day next succeeding the Tender Expiration Date;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares of the Corporation’s Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of the Corporation’s Common Stock outstanding immediately prior to the open of business on the date such tender or exchange offer is consummated (prior to giving effect to the purchase of all shares of the Corporation’s Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of the Corporation’s Common Stock outstanding immediately after the open of business on the date such tender or exchange offer is consummated (after giving effect to the purchase of all shares of the Corporation’s Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Corporation’s Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Tender Expiration Date.

The adjustment to the Conversion Rate under this Section 6(e)(v) shall be determined at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Tender Expiration Date but will be given effect at the open of business on the Trading Day next succeeding the Tender Expiration Date; provided that, in respect of any conversion of Series A Convertible Preferred Stock within the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Tender Expiration Date of any tender or exchange offer, references with respect to 10 consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Tender Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion

Rate. For the avoidance of doubt, no adjustment under this Section 6(e)(v) shall be made if such adjustment would result in a decrease in the Conversion Rate.

(vi) Except as stated herein, the Corporation shall not adjust the Conversion Rate for the issuance of shares of its Common Stock or any securities convertible into or exchangeable for shares of its Common Stock or the right to purchase shares of its Common Stock or such convertible or exchangeable securities.

(vii) In addition to those adjustments required by subsections (i), (ii), (iii), (iv) and (v) of this Section 6(e), and to the extent permitted by applicable law and subject to the applicable rules of the NASDAQ Global Select Market, the Corporation from time to time may increase the Conversion Rate by any amount for any period of at least 20 Business Days if the Board of Directors has determined that such increase would be in the Corporation’s best interest. In addition, the Corporation may (but is not required to) increase the Conversion Rate, as the Board of Directors considers advisable, to avoid or diminish any income tax to holders of the Corporation’s Common Stock or rights to purchase the Corporation’s Common Stock in connection with any dividend or distribution of stock (or rights to acquire stock) or any event treated as such for tax purposes. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Corporation shall deliver, or cause to be delivered, to each holder of Series A Convertible Preferred Stock notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(viii) If the Corporation has a shareholder rights plan in effect upon conversion of the Series A Convertible Preferred Stock, each share of the Corporation’s Common Stock issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock of the Corporation issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if prior to any conversion the rights have separated from the shares of the Corporation’s Common Stock in accordance with the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Corporation distributed to all or substantially all holders of its Common Stock Distributed Property as described in Section 6(e)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(ix) Except as stated herein, the Conversion Rate shall not be adjusted:

(A) upon the issuance of any shares of the Corporation’s Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of the Corporation’s Common Stock under any plan;

(B) upon the issuance of any shares of the Corporation’s Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(C) upon the issuance of any shares of the Corporation’s Common Stock pursuant to any option, warrant, right (other than rights under a shareholder rights plan as described in Section 6(e)(viii)) or exercisable, exchangeable or convertible security, in each case, not described in clause (B) of this subsection (ix);

(D) solely for a change in the par value (or lack of par value) of the Corporation’s Common Stock; or

(E) for accrued, accumulated and unpaid dividends, if any.

(f) All calculations and other determinations in respect of the Conversion Rate shall be made by the Corporation to the nearest 1/10,000th of a share. Notwithstanding this Section 6 or any other provision of this Certificate of Designations, no adjustment to the Conversion Rate shall be made unless such adjustment (together with any carried forward adjustments) would require an increase or decrease of at least 1.0% of the Conversion Rate. If any adjustment is not made because it would have required an increase or decrease of less than 1.0% of the Conversion Rate, such adjustment will be carried forward and made upon the first to occur of (i) any subsequent adjustment when the cumulative net effect of all adjustments not yet made will result in a change of at least 1.0% of the Conversion Rate, (ii) June 30 of each year and (iii) any conversion of the Series A Convertible Preferred Stock.

(g) Upon any increase or decrease in the Conversion Rate, then, and in each such case, the Corporation promptly shall deliver, or cause to be delivered, to each holder of Series A Convertible Preferred Stock notice of the increase or decrease and setting forth in reasonable detail the method by which such adjustment was determined and specifying the increased or decreased Conversion Rate then in effect following such adjustment.

(h) [Reserved.]

(i) The Corporation shall not take any voluntary action that would result in an adjustment pursuant to any of the provisions described in clauses (i) through (v) of Section 6(e) or in Section 8 without complying, if applicable, with the stockholder approval rules of the NASDAQ Global Select Market or any similar rule of any other stock exchange on which the Corporation’s Common Stock is listed at the relevant time.

(j) Whenever any provision of this Certificate of Designations requires the Corporation to calculate the Last Reported Sale Prices, the Closing Sale Prices or the Daily VWAPs over a span of multiple days (including the period for determining the Fundamental Change Stock Price), the Board of Directors shall make appropriate adjustments to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date, Effective Date or Tender Expiration Date of the event occurs, at any time during the relevant period.

(k) In the event of (i) any consolidation or merger of the Corporation with or into another Person or any similar transaction, (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets or (iii) any reclassification of the Corporation’s Common Stock into securities including securities other than the Corporation’s Common Stock (each of clauses (i) through (iii) herein referred to as a “Reorganization Event”), then, immediately prior to such Reorganization Event, the right to convert each share of Series A Convertible Preferred Stock shall, without the consent of the holders of the Series A Convertible Preferred Stock, be changed into a right to convert it into the kind of securities, cash and other property (the “Reference Property”) that such holder would have been entitled to receive if such holder held a number of shares of the Corporation’s Common Stock equal to the Conversion Rate immediately prior to such Reorganization Event. For purposes of the foregoing, the type and amount of Reference Property in the case of any Reorganization Event or other transaction that causes the Corporation’s Common Stock to be converted into the right to receive more than a single type of consideration that is determined based in part upon any form of shareholder election shall be deemed to be the weighted average of (A) amounts and types of consideration received by the holders of the Corporation’s Common Stock who affirmatively make such an election or (B) if no holders affirmatively make an election, the amounts and types of consideration actually received by the holders of the Corporation’s Common Stock.

(l) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Convertible Preferred Stock such number of authorized but unissued shares of the Corporation’s Common Stock as shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Convertible Preferred Stock and shall take all action required to increase the authorized number of shares of the Corporation’s Common Stock if at any time there shall be insufficient unissued shares of the Corporation’s Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Convertible Preferred Stock or the payment or partial payment of dividends declared on Series A Convertible Preferred Stock that are payable in shares of the Corporation’s Common Stock.

(m) The issuance or delivery of certificates for shares of the Corporation’s Common Stock upon the conversion of shares of Series A Convertible Preferred Stock or the payment or partial payment of a dividend on Series A Convertible Preferred Stock in shares of the Corporation’s Common Stock shall be made without charge to the converting holder or recipient of shares of Series A Convertible Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or in such names as may be directed by, the holders of the shares of Series A Convertible Preferred Stock converted; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of the relevant Series A Convertible Preferred Stock and the Corporation shall not be required to issue or deliver such certificate unless or until the Person(s) requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

7. Conversion upon a Fundamental Change.

(a) Upon any conversion during the period (the “Fundamental Change Conversion Period”) beginning on a Fundamental Change Effective Date and ending on the date that is 15 days after such Fundamental Change Effective Date (the “Expiration Date”), each holder of Series A Convertible Preferred Stock shall receive, for each share of Series A Convertible Preferred Stock converted, a number of shares of the Corporation’s Common Stock (or Reference Property (as described in Section 6(k)) equal to the greater of (A) the then-applicable Conversion Rate, plus a number of Additional Shares, if any, and (B) $10,000 divided by the greater of (i) applicable Fundamental Change Stock Price and (ii) $7.19 per share (subject to adjustment at the same time as, and in a manner inverse to, any adjustment to the Conversion Rate).

(b) In addition to the number of shares of the Corporation’s Common Stock (or Reference Property (as described in Section 6(k)) issuable upon conversion of each share of Series A Convertible Preferred Stock at the option of the holder on any Conversion Date during the Fundamental Change Conversion Period, each converting holder shall have the right to receive an amount equal to all accrued, accumulated and unpaid dividends on such converted shares of Series A Convertible Preferred Stock, whether or not declared prior to that date, for all prior Dividend Periods ending on or prior to the Dividend Payment Date immediately preceding the Conversion Date (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date), provided that the Corporation is then legally permitted to pay such dividends. The amount payable in respect of such dividends shall be paid in cash, shares of the Corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) or a combination thereof in accordance with the provisions set forth in Section 3, including the provisions setting forth the method for valuing the Corporation’s Common Stock (which shall also apply to any Publicly Traded Common Stock of the acquiror), set forth in Section 4(b).

(c) The Corporation must give notice (a “Fundamental Change Notice”) of each Fundamental Change to all record holders of the Series A Convertible Preferred Stock by the later of 20 days prior to the anticipated Fundamental Change Effective Date (determined in good faith by the Board of Directors) and the first public disclosure by the Corporation of the anticipated Fundamental Change, if practicable, and otherwise by the earliest practicable date, of the anticipated Fundamental Change Effective Date. The Fundamental Change Notice shall be given by first-class mail to each record holder of shares of Series A Convertible Preferred Stock, at such holder’s address as the same appears on the books of the Corporation. Each such Fundamental Change Notice shall state (i) the anticipated Fundamental Change Effective Date; (ii) the Expiration Date based on the anticipated Fundamental Change Effective Date; (iii) the name and address of the Transfer Agent; (iv) whether accumulated and unpaid dividends will be paid in cash, shares of the Corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) or a combination thereof; and (v) the procedures that holders must follow to convert their shares of Series A Convertible Preferred Stock pursuant to this Section 7.

(d) On or before the Expiration Date, each holder of shares of Series A Convertible Preferred Stock wishing to exercise its conversion right pursuant to this Section 7 shall comply with the procedures set forth in Section 6(c), and on such date the shares of the Corporation’s Common Stock (or Publicly Traded Common Stock of the acquiror, if applicable) and the payment for unpaid dividends due to such holder (if applicable) shall be delivered to the Person whose name appears on the surrendered certificate or certificates as the owner thereof.

8. Make-Whole Premium for Conversion upon a Fundamental Change.

(a) For holders who elect to convert shares of Series A Convertible Preferred Stock during the Fundamental Change Conversion Period, the Corporation will increase the Conversion Rate by an additional number of shares of the Corporation’s Common Stock for each share of Series A Convertible Preferred Stock so converted (the “Additional Shares” or the “Make-Whole Premium”), if any, as set forth below in this Section 8.

(b) The number of Additional Shares shall be determined by reference to the table below, based on the Fundamental Change Effective Date and the Fundamental Change Stock Price.

Fundamental Change Stock Price

Fundamental ChangeEffective Date	$14.38	$15.00	$17.50	$18.00	$20.00	$23.40	$25.00	$30.00	$40.00	$50.00	$75.00	$125.00
August 18, 2014	139.85	139.85	125.84	121.54	106.74	88.06	81.23	65.10	45.94	34.95	20.79	9.71
August 15, 2015	139.85	137.51	112.25	108.18	94.28	76.97	70.73	56.20	39.38	29.92	17.88	8.51
August 15, 2016	139.85	122.31	97.81	93.90	80.70	64.63	58.97	46.11	31.87	24.16	14.52	7.05
August 15, 2017	139.85	118.57	83.01	79.11	66.10	50.08	45.62	34.43	23.15	17.47	10.57	5.24
August 15, 2018	139.85	114.84	68.73	64.49	50.41	34.52	29.52	19.99	12.62	9.51	5.83	2.95
August 15, 2019 and thereafter	139.85	111.11	60.54	55.62	38.38	0.00	0.00	0.00	0.00	0.00	0.00	0.00

(c) The Fundamental Change Stock Prices set forth in the first row of the foregoing table shall be adjusted as of any date on which the Conversion Rate is adjusted. The adjusted Fundamental

Change Stock Prices shall equal the Fundamental Change Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Fundamental Change Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the Conversion Rates in the table shall be subject to adjustment in the same manner as the Conversion Rate as set forth in Section 6(e).

(d) The exact Fundamental Change Stock Price and Fundamental Change Effective Dates may not be set forth on the table, in which case:

(i) if the Fundamental Change Stock Price is between two Fundamental Change Stock Price amounts on the table or the Fundamental Change Effective Date is between two Fundamental Change Effective Dates on the table, the Make-Whole Premium shall be determined by straight-line interpolation between the Make-Whole Premium amounts set forth for the higher and lower Fundamental Change Stock Price amounts and the two dates, as applicable, based on a 365-day year;

(ii) if the Fundamental Change Stock Price is in excess of $125.00 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate; and

(iii) if the Fundamental Change Stock Price is less than $14.38 per share (subject to adjustment as described above), then no Additional Shares shall be added to the Conversion Rate.

(e) The Corporation shall only be required to deliver the Make-Whole Premium with respect to shares of Series A Convertible Preferred Stock surrendered for conversion during any Fundamental Change Conversion Period.

9. Mandatory Conversion.

(a) At any time on or after August 20, 2019, if the Daily VWAP of the Corporation’s Common Stock equals or exceeds 130% of the then-prevailing Conversion Price for at least 20 Trading Days in a period of 30 consecutive Trading Days, including the last Trading Day of such 30-Trading Day period, ending on the Trading Day prior to the Corporation’s issuance of a press release (as provided in Section 9(b)) announcing the Mandatory Conversion (as defined below), the Corporation may at its option, cause all or a portion of the Series A Convertible Preferred Stock to be automatically converted (a “Mandatory Conversion”) into a number of shares of the Corporation’s Common Stock for each share of the Series A Convertible Preferred Stock equal to the then-applicable Conversion Rate. In connection with any such Mandatory Conversion, the Corporation shall also pay converting holders any accumulated and unpaid dividends on their shares of the Series A Convertible Preferred Stock (whether or not declared) for all Dividend Periods prior to the Mandatory Conversion Date and for the then-current Dividend Period during which the Mandatory Conversion Date occurs (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date). The amount payable in respect of such accumulated and unpaid dividends shall be paid in cash, shares of Common Stock or a combination thereof in accordance with the provisions set forth in Sections 3 and 4, including the provisions setting forth the method for valuing the Corporation’s Common Stock set forth in Section 4(b).

(b) To exercise the Mandatory Conversion right described in Section 9(a), the Corporation shall issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Corporation) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 9(a) are met, announcing such a Mandatory Conversion. The Corporation shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the registered holders of the Series A Convertible Preferred Stock (not more than four Business Days after the date of the press release) of the Mandatory Conversion announcing the Corporation’s intention to convert the Series A Convertible Preferred Stock. The Conversion Date shall be a date selected by the Corporation (the date so selected, the “Mandatory Conversion Date”) and shall be no less than 15 nor more than 20 Trading Days after the date on which the Corporation issues such press release.

(c) In addition to any information required by applicable law or regulation, the press release and notice of a Mandatory Conversion described in Section 9(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of the Corporation’s Common Stock to be issued upon conversion of each share of Series A Convertible Preferred Stock; (iii) the number of shares of Series A Convertible Preferred Stock to be converted; (iv) whether the Corporation shall pay accumulated dividends in cash, shares of the Corporation’s Common Stock or a combination thereof; and (v) that dividends on the shares of Series A Convertible Preferred Stock to be converted shall cease to accrue on the Mandatory Conversion Date.

(d) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Series A Convertible Preferred Stock called for a Mandatory Conversion and all rights of holders of such Series A Convertible Preferred Stock shall terminate, except for the right to receive shares of the Corporation’s Common Stock issuable upon conversion thereof, any accumulated and unpaid dividends (other than previously declared dividends on the Series A Convertible Preferred Stock payable to holders of record as of a prior date) and cash in lieu of fractional shares, pursuant to Section 11. The dividend payment with respect to Series A Convertible Preferred Stock called for a Mandatory Conversion on a date during the period between the close of business on any Dividend Record Date to the close of business on the corresponding Dividend Payment Date (if declared) shall be payable on such Dividend Payment Date to the record holder of such share on such Dividend Record Date if such Series A Convertible Preferred Stock has been converted after such Dividend Record Date and prior to such Dividend Payment Date.

(e) In addition to the Mandatory Conversion provision described in this Section 9(b), Section 9(c) and Section 9(d), if there are fewer than 1,000 shares of Series A Convertible Preferred Stock outstanding, the Corporation may, at any time on or after August 20, 2019, at the Corporation’s option, cause all such outstanding shares of Series A Convertible Preferred Stock to be automatically converted into a number of shares of the Corporation’s Common Stock for each share of Series A Convertible Preferred Stock equal to the greater of (i) the then-applicable Conversion Rate and (ii) the Liquidation Preference divided by the Closing Sale Price of the Corporation’s Common Stock as determined on the second Trading Day immediately prior to the Mandatory Conversion Date. The provisions of Section 9 shall apply to any such Mandatory Conversion; provided, however, that the Mandatory Conversion Date shall not be less than 15 days nor more than 30 days after the date on which the Corporation issues a press release announcing such Mandatory Conversion.

10. No Redemption.

(a) The Series A Convertible Preferred Stock shall not be redeemable at the Corporation’s option.

(b) The Series A Convertible Preferred Stock shall not be redeemable at the option of any holder of Series A Convertible Preferred Stock.

11. No Fractional Shares. No fractional shares of the Corporation’s Common Stock shall be issued to holders of the Series A Convertible Preferred Stock upon conversion. In lieu of any fractional shares of the Corporation’s Common Stock otherwise issuable in respect of the aggregate number of shares of the Series A Convertible Preferred Stock of any holder that are converted, that holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

(a) in the case of a conversion of Series A Convertible Preferred Stock as a result of a Fundamental Change or a Mandatory Conversion, the average of the Closing Sale Price per share of Common Stock on each of the 10 consecutive Trading Days preceding the Trading Day immediately preceding the Conversion Date; or

(b) in the case of each conversion at the option of a holder, the Closing Sale Price per common share determined as of the second Trading Day immediately preceding the Conversion Date.

Notwithstanding the foregoing, the Corporation may elect to round up the number of shares of the Corporation’s Common Stock to be delivered upon conversion to the next highest whole number of shares in lieu of making such cash payment. If more than one share of Series A Convertible Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of full shares of the Corporation’s Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Convertible Preferred Stock so surrendered.

12. Voting Rights.

(a) The holders of the Series A Convertible Preferred Stock, except as otherwise required under Delaware law or as set forth in Section 12(b) of this Certificate of Designations, shall not be entitled to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation.

(b) If and whenever at any time dividends on the Series A Convertible Preferred Stock are in arrears and unpaid for six or more Dividend Periods (whether or not consecutive), then the holders of shares of Series A Convertible Preferred Stock, voting as a single class with any series of Parity Stock having similar voting rights that are then exercisable, shall be entitled at the Corporation’s next regular or special meeting of shareholders to elect two additional directors to the Board of Directors (as such term is defined in Section 2 hereof, but without regard to the words “or a duly authorized committee thereof” in such definition). Immediately upon the occurrence of such dividend arrearage, the number of directors that comprise the Board of Directors (as such term is defined in Section 2 hereof, but without regard to the words “or a duly authorized committee thereof” in such definition) shall be increased automatically by two additional directors. Such voting rights and the terms of the directors so elected shall continue until such time as the dividend arrearage on the Series A Convertible Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Series A Convertible Preferred Stock, or if a vacancy shall exist in the office of any such additional director, the Board of Directors may, and upon written request of the holders of record of at least 25% of the outstanding Series A Convertible Preferred Stock addressed to the chairman of the Board of Directors shall, call a special meeting of the holders of the Series A Convertible Preferred Stock (voting separately as a class with all other series of Parity Stock upon which like voting rights have been conferred and are then exercisable, collectively, the “Voting Group”) for the purpose of electing the directors that such holders are entitled to elect. At any meeting held for the purpose of electing such directors, the presence in person or by proxy of the holders of at least a majority of the Series A Convertible Preferred Stock shall be required to constitute a quorum of such Series A Convertible Preferred Stock (provided that, if there is one or more series of Parity Stock upon which like voting rights have been conferred and are then exercisable, the presence in person or by proxy of the holders of at least a majority of the Voting Group shall be required to constitute a quorum of the Voting Group).

(c) In addition, for so long any shares of Series A Convertible Preferred Stock remain outstanding, unless a greater percentage shall be required by law, the affirmative vote or consent of the holders of more than 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock and any other Parity Stock having similar voting rights that are then exercisable, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, shall be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of the Certificate of Incorporation, including the provisions thereof establishing the Series A Convertible Preferred Stock, or the amended and restated bylaws of the Corporation, as amended, if the amendment would amend, alter or affect the powers, preferences or rights of the Series A Convertible Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation of, increase in the authorized number of, or issuance of, shares of any class or series of Senior Stock, or security convertible into Senior Stock. Notwithstanding the foregoing, the authorization of, the increase in the authorized amount of, or the issuance of any shares of any class or series of Parity Stock or Junior Stock shall not require the consent of the holders of the Series A Convertible Preferred Stock, and shall not be deemed to adversely affect the powers, preferences or rights of the holders of the Series A Convertible Preferred Stock. For the avoidance of doubt, the consummation of a Reorganization Event (as described in Section 6(k)), including, without limitation, a Reorganization Event that would also be a Fundamental Change, in accordance with this Certificate of Designations will not in and of itself give rise to a voting right of the holders of Series A Convertible Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Series A Convertible Preferred Stock.

(d) Prior to the close of business on the applicable Conversion Date, the shares of the Corporation’s Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall not be deemed to be outstanding and holders of Series A Convertible Preferred Stock shall have no voting rights with respect to such shares of Common Stock by virtue of holding the Series A Convertible Preferred Stock, including the right to vote on any amendment to the Certificate of Incorporation or this Certificate of Designations that would adversely affect the rights of holders of the Corporation’s Common Stock.

(e) The number of votes that each share of Series A Convertible Preferred Stock and any Parity Stock participating in the votes described above shall have shall be in proportion to the Liquidation Preference of such share.

13. Certificates.

(a) Form and Dating. The Series A Convertible Preferred Stock and the Transfer Agent’s certificate of authentication shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Series A Convertible Preferred Stock certificate may have notations, legends or endorsements required by law or stock exchange rules; provided that any such notation, legend or endorsement is in a form acceptable to the Corporation. Each Series A Convertible Preferred Stock certificate shall be dated the date of its authentication.

(i) Global Preferred Stock. The Series A Convertible Preferred Stock shall be issued initially in the form of one or more fully registered global certificates with the global securities legend set forth in Exhibit A hereto (the “Global Preferred Stock”), which shall be deposited on behalf of the purchasers represented thereby with the Transfer Agent, as custodian for DTC (or with such other custodian as DTC may direct), and registered in the name of Cede & Co. or other nominee of DTC, duly executed by the Corporation and authenticated by the Transfer Agent as hereinafter provided. The number of shares of Series A Convertible Preferred Stock represented by Global Preferred Stock may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. All shares of Common Stock issued in respect of shares of Series A Convertible Preferred Stock on any Conversion Date or paid as a dividend on any Dividend Payment Date shall be freely transferable without restriction under the Securities Act (other than by the Corporation’s Affiliates), and such shares shall be eligible for receipt in global form through the facilities of DTC.

(ii) Book-Entry Provisions. In the event Global Preferred Stock is deposited with or on behalf of DTC, the Corporation shall execute and the Transfer Agent shall authenticate and deliver initially one or more Global Preferred Stock certificates that (a) shall be registered in the name of Cede & Co. as nominee for DTC as depository for such Global Preferred Stock or the nominee of DTC and (b) shall be delivered by the Transfer Agent to DTC or pursuant to DTC’s instructions or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Stock held on their behalf by DTC or by the Transfer Agent as the custodian of DTC or under such Global Preferred Stock, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Preferred Stock for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Stock.

(iii) Certificated Preferred Stock. Except as provided in this Section 13(a) or in Section 13(c), owners of beneficial interests in Global Preferred Stock will not be entitled to receive physical delivery of Series A Convertible Preferred Stock in fully registered certificated form (“Certificated Preferred Stock”).

(b) Execution and Authentication. An Officer of the Corporation shall sign the Series A Convertible Preferred Stock certificate for the Corporation by manual or facsimile signature.

If an Officer whose signature is on a Series A Convertible Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series A Convertible Preferred Stock certificate, the Series A Convertible Preferred Stock certificate shall be valid nevertheless.

A Series A Convertible Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series A Convertible Preferred Stock certificate. The signature shall be conclusive evidence that the Series A Convertible Preferred Stock certificate has been authenticated under this Certificate of Designations.

The Transfer Agent shall authenticate and deliver certificates for up to 1,610,000 shares of Series A Convertible Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation. Such order shall specify the number of shares of Series A Convertible Preferred Stock to be authenticated and the date on which the original issue of the Series A Convertible Preferred Stock is to be authenticated.

The Transfer Agent may appoint an authenticating agent reasonably acceptable to the Corporation to authenticate the certificates for the Series A Convertible Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for the Series A Convertible Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate of Designations to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

(c) Transfer and Exchange.

(i) Transfer and Exchange of Certificated Preferred Stock. When Certificated Preferred Stock is presented to the Transfer Agent with a request to register the transfer of such Certificated Preferred Stock or to exchange such Certificated Preferred Stock for an equal number of shares of Certificated Preferred Stock, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided that the Certificated Preferred Stock surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the Holder thereof or its attorney duly authorized in writing.

(ii) Restrictions on Transfer of Certificated Preferred Stock for a Beneficial Interest in Global Preferred Stock. Certificated Preferred Stock may not be exchanged for a beneficial interest in Global Preferred Stock except upon satisfaction of the requirements set forth below. Upon receipt by the Transfer Agent of Certificated Preferred Stock, duly endorsed or accompanied by appropriate instruments of transfer, in form reasonably satisfactory to the Corporation and the Transfer Agent, together with written instructions directing the Transfer Agent to make, or to direct DTC to make, an adjustment on its books and records with respect to such Global Preferred Stock to reflect an increase in the number of shares of Preferred Stock represented by the Global Preferred Stock, then the Transfer Agent shall cancel such Certificated Preferred Stock and cause, or direct DTC to cause, in accordance with the standing instructions and procedures existing between DTC and the Transfer Agent, the number of shares of Series A Convertible Preferred Stock represented by the Global Preferred Stock to be increased accordingly. If no Global Preferred Stock is then outstanding, the Corporation shall issue and the Transfer Agent shall authenticate, upon written order of the Corporation in the form of an Officers’ Certificate, a new Global Preferred Stock representing the appropriate number of shares.

(iii) Transfer and Exchange of Global Preferred Stock. The transfer and exchange of Global Preferred Stock or beneficial interests therein shall be effected through DTC, in accordance with this Certificate of Designations (including applicable restrictions on transfer set forth herein, if any) and the procedures of DTC therefor.

(iv) Transfer of a Beneficial Interest in Global Preferred Stock for Certificated Preferred Stock.

(A) If at any time:

(1) DTC notifies the Corporation that DTC is unwilling or unable to continue as depository for the Global Preferred Stock and a successor depository for the Global Preferred Stock is not appointed by the Corporation within 90 days after delivery of such notice; or

(2) DTC ceases to be a clearing agency registered under the Exchange Act and a successor depository for the Global Preferred Stock is not appointed by the Corporation within 90 days,

then the Corporation shall execute, and the Transfer Agent, upon receipt of a written order of the Corporation signed by two Officers of the Corporation requesting the authentication and delivery of Certificated Preferred Stock to the Persons designated by the Corporation, shall authenticate and deliver Certificated Preferred Stock equal to the number of shares of Preferred Stock represented by the Global Preferred Stock, in exchange for such Global Preferred Stock. Subject to the foregoing, the beneficial interests in a Global Preferred Stock shall not be exchangeable for Certificated Preferred Stock.

(B) Certificated Preferred Stock issued in exchange for a beneficial interest in a Global Preferred Stock pursuant to this Section 13(c)(iv) shall be registered in such names and in such authorized denominations as DTC, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Transfer Agent. The Transfer Agent shall deliver such Certificated Preferred Stock to the Persons in whose names such Preferred Stock are so registered in accordance with the instructions of DTC.

(v) Restrictions on Transfer of Global Preferred Stock. Notwithstanding any other provisions of this Certificate of Designations (other than the provisions set forth in Section 13(c)(iv)), Global Preferred Stock may not be transferred as a whole except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depository or a nominee of such successor depository.

(vi) Cancellation or Adjustment of Global Preferred Stock. At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted or canceled, such Global Preferred Stock shall be returned to DTC for cancellation or retained and canceled by the Transfer Agent. At any time prior to such cancellation, if any beneficial interest in Global Preferred Stock is exchanged for Certificated Preferred Stock, converted or canceled, the number of shares of Preferred Stock represented by such Global Preferred Stock shall be reduced and an adjustment shall be made on the books and records of the Transfer Agent with respect to such Global Preferred Stock, by the Transfer Agent or DTC, to reflect such reduction.

(vii) Obligations with Respect to Transfers and Exchanges of Series A Convertible Preferred Stock.

(A) To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Certificated Preferred Stock and Global Preferred Stock as required pursuant to the provisions of this Section 13(c).

(B) All Certificated Preferred Stock and Global Preferred Stock issued upon any registration of transfer or exchange of Certificated Preferred Stock or Global Preferred Stock shall be the valid Capital Stock of the Corporation, entitled to the same benefits under this Certificate of Designations as the Certificated Preferred Stock or Global Preferred Stock surrendered upon such registration of transfer or exchange.

(C) Prior to due presentment for registration of transfer of any shares of Series A Convertible Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series A Convertible Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary.

(D) No service charge shall be made to a Holder for any registration of transfer or exchange upon surrender of any Series A Convertible Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose. However, the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Series A Convertible Preferred Stock certificates or Common Stock certificates.

(viii) No Obligation of the Transfer Agent.

(A) The Transfer Agent shall have no responsibility or obligation to any beneficial owner of Global Preferred Stock, a member of or a participant in DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Series A Convertible Preferred Stock or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice or the payment of any amount, under or with respect to such Global Preferred Stock. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders (which shall be DTC or its nominee in the case of the Global Preferred Stock). The rights of beneficial owners in any Global Preferred Stock shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Transfer Agent may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(B) The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable law with respect to any transfer of any interest in any Series A Convertible Preferred Stock (including any transfers between or among DTC participants, members or beneficial owners in any Global Preferred Stock) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(d) Replacement Certificates. If any of the Series A Convertible Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Convertible Preferred Stock certificate, or in lieu of and substitution for the Series A Convertible Preferred Stock certificate lost, stolen or destroyed, a new Series A Convertible Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series A Convertible Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Convertible Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the Transfer Agent.

(e) Temporary Certificates. Until definitive Series A Convertible Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall authenticate temporary Preferred Stock certificates. Any temporary Series A Convertible Preferred Stock certificates shall be substantially in the form of definitive Series A Convertible Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series A Convertible Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall authenticate definitive Series A Convertible Preferred Stock certificates and deliver them in exchange for temporary Preferred Stock certificates.

(f) Cancellation. In the event the Corporation shall purchase or otherwise acquire Certificated Preferred Stock, the same shall thereupon be delivered to the Transfer Agent for cancellation.

(i) At such time as all beneficial interests in Global Preferred Stock have either been exchanged for Certificated Preferred Stock, converted, repurchased or canceled, such Global Preferred Stock shall thereupon be delivered to the Transfer Agent for cancellation.

(ii) The Transfer Agent and no one else shall cancel and destroy all Series A Convertible Preferred Stock certificates surrendered for transfer, exchange, replacement or cancellation and deliver a certificate of such destruction to the Corporation unless the Corporation directs the Transfer Agent to deliver canceled Series A Convertible Preferred Stock certificates to the Corporation. The Corporation may not issue new Series A Convertible Preferred Stock certificates to replace Series A Convertible Preferred Stock certificates to the extent they evidence Series A Convertible Preferred Stock which the Corporation has purchased or otherwise acquired.

14. Other Provisions.

(a) With respect to any notice to a holder of shares of Series A Convertible Preferred Stock required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(b) Shares of Series A Convertible Preferred Stock that have been issued and reacquired in any manner, including shares of Series A Convertible Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation; provided that any issuance of such shares as Series A Convertible Preferred Stock must be in compliance with the terms hereof.

(c) The shares of Series A Convertible Preferred Stock shall be issuable only in whole shares.

(d) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice. Notice to any holder of the Series A Convertible Preferred Stock shall be given to the registered address set forth in the Corporation’s records for such holder, or for Global Preferred Stock, to the DTC in accordance with its procedure.

(e) Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. Any actions required to be made hereunder on any day that is not a Business Day shall be taken on the next succeeding Business Day.

(f) Holders of Series A Convertible Preferred Stock shall not be entitled to any preemptive rights to acquire additional capital stock of the Corporation.

(g) The Corporation agrees that it will not take any action in connection with any conversion of the Series A Convertible Preferred Stock (whether upon conversion at the option of holders, conversion upon Fundamental Change, Mandatory Conversion, increase in the Conversion Rate or otherwise) without complying, if applicable, with the shareholder approval rules of the NASDAQ Global Select Market or the shareholder approval rules on the national securities exchange on which the Corporation’s Common Stock is then listed.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its authorized officer this August 15, 2014.

REX ENERGY CORPORATION

By:	/s/ Thomas C. Stabley
	Name:	Thomas C. Stabley
	Title:	Chief Executive Officer

EXHIBIT A

[FORM OF PREFERRED STOCK CERTIFICATE]

FACE OF SECURITY

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]1

[1]	Insert if a global security.

Certificate Number [ ]	Number of Shares of
Preferred Stock [ ]

CUSIP No.: 761565 308

ISIN No. US7615653083

6.00% Convertible Perpetual Preferred Stock, Series A

of

REX ENERGY CORPORATION

REX ENERGY CORPORATION, a Delaware corporation (the “Corporation”), hereby certifies that [            ] (the “Holder”) is the registered owner of [            ] fully paid and non-assessable shares of preferred stock, par value $0.001 per share, of the Corporation designated as the 6.00% Convertible Perpetual Preferred Stock, Series A (the “Series A Convertible Preferred Stock”). The shares of Series A Convertible Preferred Stock are transferable on the books and records of the Transfer Agent, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Convertible Preferred Stock represented hereby are as specified in, and the shares of the Series A Convertible Preferred Stock are issued and shall in all respects be subject to the provisions of, the certificate of designations, preferences, rights and limitations of the Series A Convertible Preferred Stock dated August 15, 2014, as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.

Reference is hereby made to the Certificate of Designations, which shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Series A Convertible Preferred Stock shall not be entitled to any benefit under the Certificate of Designations or be valid for any purpose.

IN WITNESS WHEREOF, the Corporation has executed this certificate on August 18, 2014.

REX ENERGY CORPORATION

By:
Name:
Title:

By:
Name:
Title:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION

These are shares of the Series A Convertible Preferred Stock referred to in the within-mentioned Certificate of Designations.

Dated:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., as Transfer Agent

By:
Authorized Signatory

REVERSE OF SECURITY

The Corporation will furnish without charge and upon written request to each Holder the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ATTACHMENT 1

[FORM OF ASSIGNMENT]

FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Convertible Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of Series A Convertible Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Series A Convertible Preferred Stock Certificate)

Signature Guarantee:	[2]

[2]	(Signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

Attachment 1 to Certificate of Designations

ATTACHMENT 2

[FORM OF NOTICE OF CONVERSION]

(To be Executed by the Holder in order to Convert the Preferred Stock)

The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of 6.00% Convertible Perpetual Preferred Stock, Series A (the “Series A Convertible Preferred Stock”) of Rex Energy Corporation (the “Corporation”), represented by stock certificate No(s).             , into shares of common stock (“Common Stock”) of the Corporation according to the conditions of the certificate of designations, preferences, rights and limitations of the Series A Convertible Preferred Stock dated August 15, 2014, as the same may be amended from time to time (the “Certificate of Designations”). The Corporation will pay any documentary, stamp or similar issue or transfer tax on the issuance of the shares of Common Stock upon conversion of the Series A Convertible Preferred Stock, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder will pay the tax. A copy of each stock certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Number of shares of Preferred Stock to be converted:

Name or Names (with addresses) in which the certificate or certificate for any shares of Common Stock to be issued are to be registered:3

Signature:

Name of registered Holder:

Fax No.:

Telephone No.:

[3]	The Corporation is not required to issue shares of Common Stock until you (a) if required, furnish appropriate endorsements and transfer documents and (b) if required, pay funds equal to interest payable on the next Dividend Payment Date to which such Holder is not entitled.

Attachment 2 to Certificate of Designations